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                              INTERIM AGREEMENT

     This INTERIM AGREEMENT (the "Agreement") is made and entered into as of the 28th day of February, 1998, by and between Telos Corporation, a California corporation and Telos Corporation, a Maryland corporation (jointly the "Seller"), and NYMA, Inc. ("Buyer"), a Maryland corporation.

     WHEREAS, Seller provides information technology equipment and services under certain contracts (the "JPL Contracts") with the Jet Propulsion Laboratory ("JPL"), and under certain contracts with other entities (the "Other Contracts", and together with the JPL Contracts, the "Contracts"), which Contracts are to be transferred to Buyer, as specifically set forth in the Asset Purchase Agreement between the parties dated February 20, 1998 (the "APA");

     WHEREAS, the Closing, as defined in Section 2.3 of the APA, occurred at the close of business on February 28, 1998; and

     WHEREAS, Seller and Buyer have agreed to take all reasonable steps necessary to attempt to obtain novations of the Contracts in favor of Buyer, and had anticipated that the novation of the JPL Contracts would occur prior to Closing under the APA; and

     WHEREAS, the parties wish to set forth certain terms of the relationship between Seller and Buyer from the date hereof until the novation of each such JPL Contract.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

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                                   ARTICLE I
                   RELATIONSHIP OF PARTIES PRIOR TO NOVATION

     The parties intend that Buyer shall have the economic and operational benefit and obligations of each Contract from and after the date hereof. The parties acknowledge, however, that until the novation of any Contract to Buyer, Seller shall continue technically to be the contracting party thereunder.

     A. Buyer shall, at the sole cost and expense of Buyer, timely perform all obligations required of Seller under each Contract in accordance with the respective terms and conditions of each such Contract (including any and all amendments, options, modifications and orders issued thereunder prior to and after the date hereof and such other terms and conditions as may have been duly incorporated into each such Contract), including, but not limited to, as appropriate, (i) providing all employees, equipment and services required to be provided under such Contracts in accordance with the specifications, terms and conditions of such Contract, and (ii) providing all general and administrative duties necessary or ordinarily attendant to the performance of the Contracts, including preparation of invoices and transmission of such invoices to Seller for submission to the contracting party. Buyer shall indemnify Seller for its failure to perform any such Contracts in accordance with Article III below. The parties acknowledge that, between Buyer and Seller, the Business Employees (as defined in the APA) shall become employees of Buyer as of the date hereof, for purposes of performing Buyer's obligations under this Paragraph A.

     B. Seller shall, as appropriate, (i) as soon as practicable, remit to Buyer, by wire transfer, any payments received by Seller under the Contracts and (ii) enforce for the benefit, and at the sole cost and expense of Buyer, all other rights of Seller under such Contracts.

     C. The parties intend that assuming the novations of the JPL Contracts are received by April 15, 1998, Seller shall bear no cost or expense with regard to the performance of the Contracts on or after the date hereof, and shall be protected from any failure by Buyer to perform under any such Contract fully in accordance with its terms. Accordingly, Buyer shall indemnify Seller in accordance with Article III below.

     D. Buyer shall have the right to use its reasonable discretion in the performance under the Contracts on and after the date hereof, except to the extent such discretion conflicts

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with any requirements of any Contract, provided, however, that in the event any decision of Buyer under this Paragraph D could materially increase Seller's liability or obligations under any such Contract, Buyer shall not act on such decision without the prior written consent of Seller, which consent shall not be unreasonably withheld, and further provided that Buyer shall indemnify Seller for such decisions in accordance with Article III below.

                                    ARTICLE II
                                      COSTS

     Each party shall bear their own costs and expenses incurred in the performance of this Agreement, other than costs billable under the Contracts.

                                   ARTICLE III
                                 INDEMNIFICATION

     Buyer agrees to indemnify and hold harmless Seller from and against any claim, loss, liability, damages, cost or expense (including reasonable attorneys' fees and expenses) arising from or related to the Contracts and related to any fact or circumstance occurring on or after the date hereof and prior to termination pursuant to Paragraph C of Article IV, or to the failure of Buyer to perform, or delay by Buyer in performance of, any obligation of Buyer hereunder. Notwithstanding the foregoing, Buyer shall not be obligated to indemnify Seller with respect to any matter as to which Seller is expressly required to indemnify Buyer under any other agreement.

     Seller agrees to indemnify and hold harmless Buyer from and against any claim, loss, liability, damages, cost or expense (including reasonable attorneys' fees and expenses) arising from or related to the Contracts and related to any fact or circumstance occurring prior to the date hereof, or to the failure of Seller to perform, or delay by Seller in performance of, any obligation of Seller hereunder. Notwithstanding the foregoing, Seller shall not be obligated to indemnify Buyer with respect to any matter as to which Buyer is expressly required to indemnify Seller under any other agreement.

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

                                   ARTICLE IV
                                      TERM

     A. Current Contracts. The term of this Agreement shall extend with respect to the Contracts from the date hereof until such Contracts are duly novated to Buyer or, to the close of business, April 15, 1998, if novation of the JPL Contracts has not yet been consummated by such time. Notwithstanding the foregoing, each party's obligation to indemnify the other, pursuant to
Article III hereof, shall survive the expiration or termination of this Agreement.

     B. Timely Receipt of Novation. If the appropriate novations relating to each of the JPL Contracts are received from JPL prior to the close of business on April 15, 1998, this Agreement shall terminate as to the JPL Contracts upon Buyer's return of the original Letter of Credit issued to Buyer by NationsBank concurrently with the closing under the APA.

     C. Failure to Receive Novation. The parties acknowledge that Buyer's willingness to implement the APA has been and continues to be conditioned on successful novation of the JPL Contracts. Accordingly, if the appropriate novations relating to the JPL Contracts are not received from JPL by close of business on April 15, 1998, the following provisions shall apply:

          1.   This Agreement and the APA shall terminate.

          2. Notwithstanding anything to the contrary set forth herein, as of the date of such termination, the parties shall provide all reasonable cooperation in an attempt to minimize any interruption in services to or adverse effect upon the Contracts or Business Employees.

          3. The parties shall take all reasonable steps toward the objective that the economic benefits and obligations of the Contracts during the period from the effective date hereof and such termination shall accrue to Seller. Such steps shall include, without limitation, the prompt invoicing by Seller for any work performed by Buyer under the Contracts on or after the date hereof, and the prompt wire transfer by Seller to Buyer of any amounts received by Seller with respect to such invoices.

                                   ARTICLE V
                                 MISCELLANEOUS

     A. Severability. If any provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement (or the application of such provisions to persons

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or circumstances other than those in respect to which it is invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement, unless specifically conditioned upon such invalid or unenforceable provision, shall be valid and enforceable to the fullest extent permitted by law.

     B. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to the conflicts of law principles thereof.

     C. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Each party's right to assign this Agreement shall be coextensive with such party's rights to assign the agreement by which Seller shall sell the assets of its TIS division to Buyer.

     D. Further Assurances. Each Party to this Agreement shall execute such documents and take such further actions as may be reasonably necessary to implement the provisions of this Agreement.

     E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     F. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     G. Notices. All notices, requests, demands, claims, and other communications hereunder shall be made in accordance with the requirements set forth in the agreement by which Seller shall sell substantially all of its assets to Buyer.

     H. Expenses. Except as otherwise set forth herein, Buyer and Seller shall each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     I. APA. To the extent of any contradiction or inconsistency between this Agreement and the APA, the terms of this Agreement shall control.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       NYMA, INC,
                                       a Maryland corporation


                                       By: /s/ Sterling E. Phillips, Jr.
                                          ---------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------


                                       TELOS CORPORATION,
                                       a Maryland corporation

                                       By: /s/ David S. Aldrich
                                          ---------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------


                                       TELOS CORPORATION,
                                       a California corporation

                                       By: /s/ William L.P. Browley
                                          ---------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

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